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

                                      SCHEDULE 13G
                                     (Rule 13d-102)

Information to be Included in Statements Filed Pursuant to Rules 13d-1(b), (c) and (d)
              and Amendments Thereto Filed Pursuant to Rule 13d-2.
                               (Amendment No. __)*

                           SECURITIES AND EXCHANGE COMMISSION
                                 WASHINGTON, D.C. 20549

                       Under the Securities Exchange Act of 1934


                            APPLIED DIGITAL SOLUTIONS, INC.
---------------------------------------------------------------------------------------
                                    (Name of Issuer)


                        Common Stock, $.001 par value per share
---------------------------------------------------------------------------------------
                             (Title of Class of Securities)


                                        03818810
---------------------------------------------------------------------------------------
                                     (CUSIP Number)


                                    October 19, 2000
---------------------------------------------------------------------------------------
                (Date of Event Which Requires Filling of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|  Rule 13d-1(b)

         |X|  Rule 13d-1(c)

         |_|  Rule 13d-1(d)
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    *The  remainder  of this  cover  page  shall be filled  out for a  reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

------------------                         ---                 -----------------
CUSIP No. 03818810                         13G                 Page 2 of 5 Pages
------------------                         ---                 -----------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            MCY.com, Inc.
--------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) |_|
            (SEE INSTRUCTIONS)
                                                                        (b) |X|
--------------------------------------------------------------------------------

    3       SEC USE ONLY
--------------------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
      NUMBER OF
        SHARES             5      SOLE VOTING POWER
     BENEFICIALLY
       OWNED BY                   11,816,298
         EACH             ------------------------------------------------------
      REPORTING
        PERSON             6      SHARED VOTING POWER
         WITH                     0
                          ------------------------------------------------------
                           7      SOLE DISPOSITIVE POWER
                                  11,816,298
                          ------------------------------------------------------
                           8      SHARED DISPOSITIVE POWER
                                  0
--------------------------------------------------------------------------------

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            11,816,298
--------------------------------------------------------------------------------

   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------

   11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            11.6%
--------------------------------------------------------------------------------

   12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            CO
--------------------------------------------------------------------------------

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
------------------                         ---                 -----------------
CUSIP No. 03818810                         13G                 Page 3 of 5 Pages
------------------                         ---                 -----------------
ITEM 1(A)                  NAME OF ISSUER:

                           Applied Digital Solutions, Inc.

ITEM 1(B)                  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                           400 Royal Palm Way, Suite 410
                           Palm Beach, Florida 33480

ITEM 2(A)                  NAME OF PERSON FILING:

                           MCY.com, Inc.

ITEM 2(B)                  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                           1133 Avenue of the Americas, 28th Floor
                           New York, New York 10036

ITEM 2(C)                  CITIZENSHIP:

                           Delaware

ITEM 2(D)                  TITLE OF CLASS OF SECURITIES:

                           Common Stock, $.001 par value per share

ITEM 2(E)                  CUSIP NUMBER:

                           03818810

ITEM 3                     IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK
                           WHETHER THE PERSON FILING IS A:  Not Applicable.


ITEM 4(A)                  AMOUNT BENEFICIALLY OWNED:

                           The Reporting Person beneficially owns 11,816,298 shares of Common Stock of the
                           Issuer.

ITEM 4(B)                  PERCENT OF CLASS: 11.6%


ITEM 4(C)                  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                           (i)      Sole power to vote or to direct the vote: 11,816,298
                           (ii)     Shared power to vote or to direct the vote: 0
                           (iii)    Sole power to dispose or to direct the disposition of: 11,816,298
                           (iv)     Shared power to dispose or to direct the disposition of: 0

------------------                         ---                 -----------------
CUSIP No. 03818810                         13G                 Page 4 of 5 Pages
------------------                         ---                 -----------------

ITEM 5                     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                           Not applicable.

ITEM 6                     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                           Not applicable.

ITEM 7                     IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY
                           BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                           Not applicable.

ITEM 8                     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                           Not applicable.

ITEM 9                     NOTICE OF DISSOLUTION OF GROUP:

                           Not applicable.

ITEM 10                    CERTIFICATIONS:

                           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

------------------                         ---                 -----------------
CUSIP No. 03818810                         13G                 Page 5 of 5 Pages
------------------                         ---                 -----------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated :  June 18, 2001


                                    MCY.COM, INC.


                                    By:  /s/ Bernhard Fritsch
                                        ----------------------------------------
                                    Name:  Bernhard Fritsch
                                    Title: President and Chief Executive Officer